UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)

                            DAMARK INTERNATIONAL INC.
                                (Name of issuer)

                                  Common Stock
                         (Title of class of securities)

                                    235691102
                                 (CUSIP NUMBER)

                                February 15, 1998
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               (X)  Rule 13d-1 (b)
                               ( )  Rule 13d-1 (c)
                               ( )  Rule 13d-1 (d)

JAMES A. CAPEZZUTO                                   WITH COPIES TO:
LEGAL OFFICER                                        DONALD P. MADDEN, ESQ.
MORGAN GRENFELL CAPITAL                              WHITE & CASE LLP
  MANAGEMENT INCORPORATED                            1155 AVENUE OF THE AMERICAS
885 THIRD AVENUE                                     NEW YORK, NY 10036
NEW YORK, NY 10022-4802                              212-819-8800
212-230-2670
--------------------------------------------------------------------------------
       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
                          NOTICES AND COMMUNICATIONS)

---------------------------------
      CUSIP No. 235691102
---------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Capital Management Incorporated
         IRS ID:  13-3315378
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) (_)
                  N/A                                                  (b) (_)
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                            307,500
OWNED BY                   ------ --------------------------------------------
EACH                         6      SHARED VOTING POWER
REPORTING                                None
PERSON WITH                ------ --------------------------------------------
                             7      SOLE DISPOSITIVE POWER
                                        521,300
                           ------ --------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                         None
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               521,300
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     (_)
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               7.1%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
              IA
-------- -----------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER:

                  DAMARK INTERNATIONAL INC.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  7101 Winnetka Avenue North
                  Minneapolis, Minnesota  55428

ITEM 2(A).        NAME OF PERSON FILING:

                  See Item 1 of the cover pages attached hereto.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  885 Third Avenue, Suite 3200
                  New York, NY  10022-4802

ITEM 2(C).        CITIZENSHIP:

                  See Item 4 of the cover pages attached hereto.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  235691102

ITEM 3.          IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
                 OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                 (a) (_) Broker or dealer registered under section 15 of the Act;

                 (b) (_)  Bank as defined in section 3(a)(6) of the Act;

                 (c) (_) Insurance Company as defined in section 3(a)(19) of the Act;

                 (d) (_) Investment Company registered under section 8 of the Investment Company Act of 1940;

                 (e) (X)  An  investment adviser in  accordance  with Rule 13d-1
                          (b)(1)(ii)(E);

                 (f) (_)  An  employee  benefit  plan,   or  endowment  fund  in
                          accordance with Rule 13d-1 (b)(1)(ii)(F);

                 (g) (_)  A  parent  holding   company  or  control   person  in
                          accordance with Rule 13d-1 (b)(1)(ii)(G);

                 (h) (_) A savings association as defined in section 3(b)of the Federal Deposit Insurance Act;

                 (i) (_) A church plan that is excluded from the definition of an investment company under section 3(c)(14)of the In-vestment Company Act of 1940;

                 (j) (_) Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is  filed pursuant  to Rule 13d-1 (c), check
                  this box.   (_)

ITEM 4.  OWNERSHIP.

                  (A)     AMOUNT BENEFICIALLY OWNED:

                          See Item 9 of the cover pages attached hereto.

                  (B)     PERCENT OF CLASS:

                          See Item 11 of the cover pages attached hereto.

                  (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE,(II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE,(III) SOLE POWER TO DIS-POSE OR TO DIRECT THE DISPOSITION OF, OR (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                          See Items 5 through 8 of the cover pages attached hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 27, 1998


                                               MORGAN GRENFELL CAPITAL
                                                 MANAGEMENT INCORPORATED



                                                By /s/ Mario R. Garel
                                                  ------------------------------
                                                  Name:  Mario R. Garel
                                                  Title:  Controller



                                                By /s/ Joan A. Binstock
                                                  ------------------------------
                                                   Name:  Joan A. Binstock
                                                   Title:  COO & Executive Vice
                                                           President